As filed with the Securities and Exchange Commission on June 21, 2016

Registration No. 333-195038

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPOWER, INC.

(Exact name of issuer as specified in its charter)

Delaware	26-0542549
(State of incorporation)	(I.R.S. Employer Identification No.)

1515 North Courthouse Road, 8th Floor Arlington, Virginia	22201
(Address of Principal Executive Offices)	(Zip Code)

Opower, Inc. 2007 Stock Plan

Opower, Inc. 2014 Stock Incentive Plan

(Full title of plan)

Brian S. Higgins

Vice President and Associate General Counsel

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Telephone: (650) 506-7000

(Name, address and telephone number of agent for service)

Copies to:

Keith A. Flaum

James R. Griffin

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Telephone: (650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On April 4, 2014, Opower, Inc. (“Opower”) filed a registration statement on Form S-8 (No. 333-195038) (the “Registration Statement”) with the Securities and Exchange Commission, registering 6,007,317 shares of Opower’s common stock, current par value $0.000005 per share (the “Common Stock) under the 2014 Stock Incentive Plan and 8,827,562 shares of Common Stock under the 2007 Stock Plan.

On June 14, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 1, 2016, by and among Opower, Inc., OC Acquisition LLC, a wholly owned subsidiary of Oracle Corporation, Olympus II Acquisition Corporation, a wholly owned subsidiary of OC Acquisition LLC, and (solely with respect to performance of its obligations set forth in certain specified sections thereof) Oracle, Olympus II Acquisition Corporation merged with and into Opower, and Opower became an indirect wholly owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by Opower in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, Opower hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 21st day of June, 2016.

OPOWER, INC.

By:	/s/ Brian S. Higgins
Name:	Brian S. Higgins
Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President	June 21, 2016
Dorian Daley	(Principal Executive Officer)

/s/ Gregory Hilbrich	Senior Vice President and Treasurer	June 21, 2016
Gregory Hilbrich	(Principal Financial and Accounting Officer)